Exhibit 10.1
Avanade Inc. Long-Term Incentive Plan

Plan Document

Effective as of June 19, 2006

Avanade Inc.
Long-Term Incentive Plan
1.	Purpose
The Avanade Inc. Long-Term Incentive Plan (the “Plan”) was created to attract and retain the best available employees over the long-term and to provide incentives that will align those employees’ interests with the continued growth and success of the Company.
2.	Definitions
In addition to the other definitions contained herein, the following definitions shall apply:
•	“Agreement” means the document setting forth the terms and conditions of an award under the Plan.

•	“Avanade Valuation Unit” means a right granted to a Participant pursuant to Section 4.

•	“Base Value” means, with respect to an Avanade Valuation Unit, the dollar value per unit determined by the Plan Administrator on the Grant Date, which, in the case of the initial awards of Avanade Valuation Units made under the Plan in June, 2006 shall be an amount not less than the Fair Market Value per Share as of November 11, 2005 and, for all subsequent awards, not less than the Fair Market Value per Share as of the applicable Grant Date.

•	“Board” means the Company’s Board of Directors.

•	“Change in Control Event” means an Ownership Change Event (defined below) or a series of related Ownership Change Events (collectively, a “Transaction”) in which the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

•	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

•	“Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

•	“Company” means Avanade Inc., a United States corporation incorporated in the state of Washington.

•	“Compensation Committee” has the meaning set forth in Section 3.

•	“Disability” means any medically determinable mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months and that causes the Participant to be unable, in the opinion of the Company and an independent physician chosen by the Company, to engage in any substantial gainful activity.

•	“Effective Date” means June 19, 2006.

•	“Employee” means any person employed by the Company or any Subsidiary.

•	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

•	“Fair Market Value” means, as of the applicable date, the fair market value of the Common Stock as determined in good faith by the Board or, if authorized, the Compensation Committee, on the basis of such considerations as the Board or the Compensation Committee determines to be appropriate. Such determination of the Fair Market Value is conclusive and binding on all parties.

•	“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

•	“Grant Date” with respect to an award of Avanade Valuation Units means the date as instructed by the Board, or the Plan Administrator, when approving the award.

•	“Operating Income” means, for any period being tested, income from operations before other income/loss and tax expenses as determined in accordance with GAAP; provided, however, that solely for purposes of calculating Operating Income hereunder, no deduction should be considered for any Payment Amounts.

•	“Ownership Change Event” means (i) the direct or indirect sale or exchange by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation to which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company.

•	“Participant” means any person who is eligible for and who is granted one or more Avanade Value Units pursuant to the terms of the Plan.

•	“Payment Cap” means with respect to aggregate Payment Amounts relating to Avanade Valuation Units with a Vesting Date in a calendar year, an amount that equals 12% of the Operating Income for the fiscal year ending within such calendar year.

•	“Payment Date” means, with respect to the vested portion of an award of Avanade Valuation Units, the date determined by the Plan Administrator for payment of a Payment Amount, which date will be no later than March 15 of the calendar year following the year in which the Vesting Date occurs.

•	“Plan Administrator” has the meaning set forth in Section 3.

•	“Shares” means shares of Common Stock of the Company.

•	“Subsidiary” means a current or future “subsidiary corporation” as defined in Section 424 of the Code and a limited liability company, partnership, or other entity in which the Company controls 60% or more of the voting power or equity interests.

•	“Termination Date” means the date on which a Participant’s employment with the Company and the Subsidiaries terminates for any reason. A Participant’s transfer of employment between or among the Company and its Subsidiaries will not be considered a termination of employment for purposes of the Plan.

•	“Vesting Date” means the date on which an Avanade Valuation Unit becomes vested. The Vesting Date will also be the date on which the Payment Amount is determined for the vested Avanade Valuation Units in accordance with Section 4(b) of the Plan.

•	“Vesting Date FMV” as of any Vesting Date means the Fair Market Value of a Share as determined for such Vesting Date.
3.	Administration of Plan
The Plan will be administered by the Compensation Committee of the Board (the “Compensation Committee”), or such other committee comprised of non-employee members of the Board as the Board designates (as applicable, the “Plan Administrator”).
The Plan Administrator shall have the power to grant Avanade Valuation Units under the Plan (subject to the terms and conditions herein), establish the terms and conditions of such awards, interpret the Plan, establish any rules and regulations necessary or appropriate for administration of the Plan, and make such other determinations and take such actions as it deems necessary or advisable. This includes changing the terms and conditions of any outstanding award, except as otherwise expressly prohibited by the terms of the Plan or applicable law. The Plan Administrator may rely upon the advice and assistance of any individual it deems appropriate in administering the Plan and, as may be permitted by governing state law, delegate authority to an officer(s) of the Company to grant Avanade Valuation Units to certain Employees. However, no such officer shall have or obtain authority to grant awards to himself or herself or to any person subject to the reporting requirements of Section 16 of the Exchange Act.
Any determination or action made or taken by the Plan Administrator will be final and binding on all parties. No member of a Plan Administrator will be liable for any action or determination taken or made in good faith.
4.	Avanade Valuation Units
     (a) Eligibility. Avanade Valuation Units may be awarded to Employees as determined by the Plan Administrator. Members of the Board are eligible only if they are full-time Employees.
     (b) Grants and Payment Amounts.
     (i) Each grant of an Avanade Valuation Unit to a Participant will be documented in an Agreement designating, among other things, the number of Avanade Valuation Units subject to the award, the Grant Date, the Base Value, and the Vesting Dates. Participants may be granted more than one Avanade Valuation Unit, and, subject to the terms and conditions of the Plan, the terms and timing of Avanade Valuation Units can vary among Participants and from Avanade Valuation Units previously granted. Receipt of an Avanade Valuation Unit does not entitle a Participant to future grants of Avanade Valuation Units.
     (ii) The grant of an Avanade Valuation Unit gives a Participant the right, after vesting of such Avanade Valuation Unit, to receive a one-time cash payment on the applicable Payment Date equal to the “Payment Amount.” The Payment Amount on any Payment Date shall be the amount (not less than zero) equal to the difference between: (i) the Vesting Date FMV (determined as of the Vesting Date immediately prior to or coincident with such Payment Date) and (ii) the Base Value. Notwithstanding the foregoing, the payment of Payment Amounts to Participants is subject to the Payment Cap and the Plan Administrator shall reduce the Payment Amount of all applicable Participants (but not below $0) in the event the Payment Cap would otherwise be exceeded. Any Participant’s Payment Amount may be further reduced (but not below zero) by the Plan Administrator in its sole discretion, without notice or consideration, for any reason.
     (c) Vesting and Settlement of Avanade Valuation Units. The Agreement evidencing the grant of Avanade Valuation Units will specify the times at which and the conditions under which the Avanade Valuation Units granted to a Participant will become vested and, subject to the provisions of paragraph (b) above, will be paid. Payment for vested Avanade Valuation Units will be made one time only and once settled by payment and/or reduction of such Payment Amount pursuant to Section 4(b) above, vested Avanade Valuation Units will expire and will be cancelled and a

Participant will have no further rights with respect to such Avanade Valuation Units. Unless otherwise provided by the Plan Administrator at the time of grant (i) if a Participant’s Termination Date occurs by reason of death or Disability, then that number of Avanade Valuation Units that would have vested within twelve (12) months following such Participant’s Termination Date (which Termination Date will be a Vesting Date), shall automatically vest, and (ii) if a Change in Control Event occurs prior to the Participant’s Termination Date, vesting and settlement of the Participant's outstanding Avanade Valuation Units is as set forth in Section 4(d) below.
     (d) Effect of a Change in Control Event.
i.	Accelerated Vesting. Upon the occurrence of a Change in Control Event and subject to the requirements of Section 409A of the Code (if applicable), (1) the effective date of such Change in Control Event will be a Vesting Date and (2) for all Participants, that number of Avanade Valuation Units that would have vested within twelve (12) months following such effective date shall automatically vest. Notwithstanding the foregoing, payment of any Payment Amounts for vested Avanade Valuation Units accelerated pursuant to this Section 4(d)(i) remains subject to the Payment Cap and the requirements of Section 409A of the Code (if applicable).

ii.	Assumption or Substitution. Upon the occurrence of a Change in Control Event, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, either assume the Company’s rights and obligations under the outstanding Avanade Valuation Units or substitute for the outstanding Avanade Valuation Units substantially equivalent rights. Unless otherwise provided in an Agreement or by the Plan Administrator pursuant to Section 4(d)(i) above, any Avanade Valuation Units which are neither assumed nor substituted for by the Acquiring Corporation in connection with the Change in Control Event shall terminate and cease to be outstanding upon the effective date of the Change in Control Event. Further, all Avanade Valuation Units for which the Acquiring Corporation provides a substitute shall terminate and cease to be outstanding upon the effective date of a Change in Control Event.
5.	No Acquired Rights
Neither the Plan nor receipt of an award of Avanade Valuation Units under the Plan confers upon any Participant the right to continued employment at the Company or any Subsidiary or affects in any way the right of the Company or any Subsidiary to terminate the employment of a Participant.

6.	Restrictions on Transferability
Avanade Valuation Units may not be sold, given, transferred, assigned, pledged or otherwise hypothecated in any manner or by will, and any attempted transfer in violation of these prohibitions will be void ab initio. Avanade Valuation Units are not transferable and any payments due to a Participant pursuant to an Avanade Valuation Unit which have not been completed upon his or her death will be paid to his estate.
7.	Conditions Upon Issuance of Avanade Valuation Units
The granting of Avanade Valuation Units under the Plan will be subject to all applicable laws, rules, and regulations. Any purported grant of Avanade Valuation Units is void and shall have no effect if such grant would constitute a violation of law in the applicable local jurisdiction or if the Company determines, in its sole discretion, that it would be impracticable to obtain the requisite legal or regulatory approvals.
8.	Taxes
The Company will have the power and the right to deduct or withhold from any Payment Amount, or require a Participant to remit to the Company, such amount the Company deems necessary or desirable to satisfy all tax obligations with respect to any taxable event arising as a result of the Plan.
9.	Adjustments Upon Changes in Capitalization
     (a) In the event of a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, consolidation, or other change in the Company’s capital structure, the Plan Administrator may make such proportional adjustments in the number of outstanding Avanade Valuation Units and, if applicable, the Base Value, that the Plan Administrator deems necessary or desirable in its sole discretion. Notwithstanding the foregoing, a dissolution or liquidation of the Company is not governed by this Section 9(a) but is governed by Section 9(b) below and Section 4(d) shall apply in the event of a Change in Control Event.
     (b) In the event of the proposed dissolution or liquidation of the Company, outstanding Avanade Valuation Units will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator.
10.	Termination of Employment
Except as otherwise specifically provided herein or in the applicable Agreement, any Avanade Valuation Units that are not vested on the Participant’s Termination Date will expire on such date. The terms of Avanade Valuation Units upon a Participant’s Termination Date are solely governed by the provisions of Section 4.

11.	Amendment and Termination
The Plan shall continue until the earliest to occur of the following: (a) termination of the Plan by the Board or (b) the tenth anniversary of the Effective Date. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair a Participant’s rights under any then-outstanding Avanade Valuation Unit theretofore granted to such Participant under the Plan, without the consent of such Participant; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Avanade Valuation Units meeting the requirements of the Code or other applicable laws, including, without limitation, Section 409A of the Code, any amendment thereto, and applicable guidance issued thereunder if it is determined that the Plan would be subject to Section 409A of the Code. Notwithstanding the foregoing, the Plan Administrator may, without the consent of a Participant, reduce any Payment Amount (but not below $0) pursuant to Section 4(b) above.
12.	Awards to Employees outside the United States
To comply with the laws in other countries in which the Company or any of its Subsidiaries operates or has Employees, the Plan Administrator, in its sole discretion, will have the power and authority to:
     (a) Determine which Subsidiaries will be covered by the Plan;
     (b) Determine which Employees outside the United States are eligible to participate in the Plan;
     (c) Modify the terms and conditions of any award granted to Employees outside the United States to comply with applicable foreign laws;
     (d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 12 by the Plan Administrator will be attached to this Plan document as appendices; and
     (e) Take any action, before or after an award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
13.	Choice of Law
The Plan and all determinations made and actions taken pursuant to the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.